Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Company Continues Streak of New Contract Wins and Maintains Guidance for 2010

Seattle, WA – November 8, 2010 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the third quarter ended September 30, 2010. Revenue for the quarter was $42.8 million compared to $58.6 million in the prior year period. The company reported a net loss for the quarter of ($18.8 million) or ($0.55) per share compared to a net loss of ($2.1 million) or ($0.06) per share in the third quarter of 2009.

Total gross profit margin for the third quarter was 25 percent, compared to 39 percent in the third quarter of 2009. Product margin in the third quarter of 2010 was 22 percent, which was driven by a limited number of transactions. The third quarter 2010 service margin of 29 percent was negatively impacted by a delayed Custom Engineering (CE) contract.

Operating expenses increased in the third quarter of 2010 to $29.2 million compared to $27.1 million in the prior year period. As expected, third quarter 2010 operating expenses were higher than in the first and second quarters of 2010 due to R&D reimbursement milestones passed in the first two quarters of 2010. The third quarter 2010 results included non-cash items of $2.3 million for depreciation and amortization and $1.1 million related to stock compensation expense.

Revenue for the nine-month period ending September 30, 2010 was $100.0 million compared with $195.8 million in the prior year period. As previously disclosed, this is consistent with expectations for revenue concentration late in the year driven by the introduction of the Cray XE6 supercomputer in mid-2010. For the first nine months of the year, total operating expenses were $65.1 million compared to $72.5 million in the prior year period. Net loss was ($37.0 million) or ($1.08) per share for the first nine months of 2010, compared to a net loss of ($3.6 million) or ($0.11) per share in the prior year period. The nine-month period ending September 30, 2010 results included non-cash items of $6.8 million for depreciation and amortization and $3.6 million related to stock compensation expense.

As of September 30, 2010, cash balances totaled $73.5 million. Inventory at the end of the third quarter was $149.3 million, including $108.2 million at customer sites.

“While we have a lot of work left to do, we remain on track to deliver strong results for 2010, including revenue growth and profitability for the year,” said Peter Ungaro,

president and CEO of Cray. “We have been shipping our new Cray XE6 supercomputers for the past several months and we are in the installation and acceptance process for all of the largest systems included in our 2010 outlook. In addition to our continued strength at the high-end of the supercomputing market, including exciting new wins at the University of Stuttgart and the University of Chicago, I am also pleased with the progress of our Custom Engineering initiative and the leverage it drives in our business model. Our momentum continues to build with the recent release of our latest generation Cray XE6 supercomputer and its two major upgrades planned for next year, and with our growing CE business we are positioned for continued growth and profitability.”

Outlook

A wide range of results remains possible for 2010. Many variables may impact our results, but one significant item is the timing of customer acceptances of our Cray XT6 and Cray XE6 supercomputers at several customer sites.

Assuming successful customer acceptances in 2010 as currently planned, we continue to anticipate revenue in the range of $305 to $325 million for 2010. Gross margins for 2010 are expected to be in the low to mid-30 percent range. Operating expenses are expected to be lower in 2010 than in 2009, driven primarily by lower outside services and higher R&D co-funding credits. Based on this outlook, we expect to be profitable for 2010.

Cash balances are expected to increase significantly from third quarter levels by the end of the first quarter of 2011.

Based on the current outlook for 2010, Cray expects its revenue to grow and to be profitable in 2011. The company’s 2011 outlook will be impacted directly by actual results for 2010. Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•

In October, Cray announced it had signed a contract with the University of Stuttgart to provide a new supercomputer to the High Performance Computing Center Stuttgart (HLRS) in Germany. The contract is valued at more than $60 million. The multi-year contract provides for delivery in two phases, with the first phase, a Cray XE6 supercomputer, expected to go into production at HLRS in 2011; the second phase, the delivery of the company’s next generation “Cascade” system, is expected in the second half of 2013.

•

In October, Cray was awarded a contract to provide the University of Chicago Computation Institute with a Cray XE6 supercomputer. The 150 teraflops, 18,000-core supercomputer will support computation, simulation and data analysis for the biomedical research community. The system is expected to be delivered in late 2010.

•	In August, Cray announced that Sweden’s Royal Institute of Technology had signed a contract to upgrade its recently acquired Cray XT6m supercomputer to a Cray XE6 supercomputer. The new system, at more than 300 teraflops, will support scientists in a wide range of disciplines, including computational chemistry, bioinformatics, molecular dynamics, computational fluid dynamics and other areas.

•

In the third quarter, Cray signed multiple Custom Engineering contracts valued at a combined total of more than $6 million. The various contracts were signed across all three Custom Engineering practices—special purpose systems, knowledge management, and data management.

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In October, Cray completed a development milestone related to its Defense Advanced Research Projects Agency (DARPA) contract. The significant majority, if not all, of the $12 million milestone is expected to be credited against gross research and development expense in the fourth quarter of 2010.

•

In September, Cray announced that it is planning a future upgrade to the Cray XE6 product line that will integrate NVIDIA Tesla 20-Series GPUs. The combination of Cray’s new Gemini system interconnect featured in the Cray XE6 system paired with NVIDIA GPUs will give Cray XE6 customers a powerful combination of scalability and production-quality GPU-based high performance computing in a single system.

Conference Call Information

Cray will host a conference call today, Monday, November 8, 2010 at 1:30 p.m. PST (4:30 p.m. EST) to discuss 2010 third quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-3896. International callers should dial 1-480-629-9771. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4384158. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PST on Monday, November 8, 2010.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results and its product development plans, including our ability to obtain acceptances of Cray XE6 and Cray XT6 systems during the remainder of 2010 and obtain revenue and cash from these and other Cray XE6 and Cray XT6 sales. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances on Cray XE6 or Cray XT6 systems are not received when expected or at all, the risk that Cray XE6 or Cray XT6 systems do not perform as expected or as required by customers, the risk that the company is not able to adequately resolve or mitigate potential Cray XE6 or Cray XT6 product issues known now or that are discovered later, the risk that Cray is not able to achieve anticipated gross margin or expense levels, the risk that the company is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray will not be successful in growing revenue from Custom Engineering, the risk that our estimate of the future costs to complete work under the DARPA contract were to increase materially and cause us to not be able to credit the expected portion, or any, of the milestone amount against fourth quarter of 2010 expenses and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended September 30, 2010, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6, Cray XT6, Cray XT6m and Cascade are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$68,207	$105,018
Restricted cash	5,324	5,161
Short term investments, available-for-sale	—	2,999
Accounts and other receivables, net	31,442	38,207
Inventory	149,346	29,011
Prepaid expenses and other current assets	11,165	5,514

Total current assets	265,484	185,910

Property and equipment, net	19,207	19,809
Service inventory, net	1,707	1,719
Deferred tax assets	3,069	2,661
Other non-current assets	12,923	13,561

TOTAL ASSETS	$302,390	$223,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,821	$18,783
Accrued payroll and related expenses	11,851	16,219
Other accrued liabilities	7,383	9,735
Deferred revenue	134,723	42,414

Total current liabilities	195,778	87,151

Long-term deferred revenue	10,495	9,627
Other non-current liabilities	2,700	2,719

TOTAL LIABILITIES	208,973	99,497

Shareholders’ equity:
Common stock and additional paid-in capital	557,077	551,220
Accumulated other comprehensive income	6,556	6,148
Accumulated deficit	(470,216)	(433,205)

TOTAL SHAREHOLDERS’ EQUITY	93,417	124,163

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$302,390	$223,660

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUE:
Product	$23,462	$32,374	$41,780	$133,937
Service	19,374	26,201	58,177	61,863

Total revenue	42,836	58,575	99,957	195,800

COST OF REVENUE:
Cost of product revenue	18,355	24,784	30,948	93,381
Cost of service revenue	13,741	10,867	40,317	33,095

Total cost of revenue	32,096	35,651	71,265	126,476

Gross profit	10,740	22,924	28,692	69,324

OPERATING EXPENSES:
Research and development, net	18,563	17,321	33,301	42,246
Sales and marketing	6,512	6,279	19,348	18,683
General and administrative	4,166	3,476	12,471	11,523

Total operating expenses	29,241	27,076	65,120	72,452

Loss from operations	(18,501)	(4,152)	(36,428)	(3,128)

Other (expense) income, net	(149)	916	(200)	(575)

Interest income (expense), net	61	35	100	(849)

Loss before income taxes	(18,589)	(3,201)	(36,528)	(4,552)

Income tax benefit (expense)	(187)	1,094	(483)	977

Net Loss	$(18,776)	$(2,107)	$(37,011)	$(3,575)

Diluted net loss per common share	$(0.55)	$(0.06)	$(1.08)	$(0.11)

Diluted weighted average shares outstanding	34,435	33,689	34,213	33,491